Exhibit 10.1

Suffolk Bancorp

4 West Second Street

P. O. Box 9000

Riverhead, New York 11901

December 30, 2011

Mr. Howard C. Bluver

74 Litchfield Road

Port Washington, New York 11050

Dear Howard:

I am pleased to confirm the terms of your employment with Suffolk Bancorp (the “Company”).

1.	Effective Date. December 30, 2011.

2.	Position. On the Effective Date, you will begin to serve as President and Chief Executive Officer of the Company and of Suffolk County National Bank. In that capacity, you will report directly to the Board of Directors of the Company (the “Board”) and have the customary authority, duties and responsibilities that accompany this position. You will be initially appointed to the Board as of the Effective Date and thereafter, while serving as Chief Executive Officer, will be nominated for election to the Board. While employed by the Company, you will devote full business time and attention during normal business hours to the business and affairs of the Company, although you will be permitted to serve on civic or charitable boards or committees with the prior consent of the Board, fulfill speaking engagements, and manage personal investments, so long as such activities do not significantly interfere with the performance of your duties and responsibilities to the Company. You hereby agree to resign from your positions as a member of the Board of Directors of Blue Ridge Holding, Inc., and its wholly owned subsidiary bank, Certus Bank, N.A.; as well as your position on various Board committees of both entities within 45 days of the Effective Date hereof. In addition, subject to compliance with any bank regulatory restrictions or requirements, you may continue to serve on the Board of Directors of the Bank of Georgetown and as a member of it’s Audit Committee (but not the Chairman) and Strategic Planning Committee.

3.	Location. You will perform your duties at the Company’s headquarters in Riverhead, New York (and such travel to other locations as business requires).

4.	Annual Base Salary. Your annual base salary will initially be $360,000 per year (the “Annual Base Salary”), payable at the times consistent with the Company’s general policies regarding compensation of executives. The annual base salary will be reviewed annually for increase.

5.	Initial Bonus. Subject to your continued employment through March 15, 2012, you will receive a one-time cash bonus payment of $200,000, payable as soon as practicable following March 15, 2012 and in no event more than thirty days after such date.

6.

Annual Bonus Opportunity. With respect to fiscal year 2012 and each subsequent completed fiscal year of the Company, you will be eligible to be awarded an annual bonus that will be determined by the Compensation Committee of the Board (the “Committee”). Any earned annual bonus will be paid at such time as the Company normally pays annual bonuses, which is currently no later than March 15th of the calendar year immediately following the year in which the bonus was earned.

7.	Initial Stock Option Award. As an inducement to commence employment with the Company, on the Effective Date (the “Grant Date”), you will be granted a nonqualified stock option to acquire 50,000 shares of Company common stock with an exercise price equal to the Fair Market Value (as defined in the Company’s 2009 Stock Incentive Compensation Plan (the “Stock Plan”)) on the Grant Date (the “Initial Option Award”). The Initial Option Award will (a) vest in three equal annual installments on each of the third, fourth and fifth anniversaries of the Grant Date based on your continued employment on such dates, subject to accelerated vesting in full upon your termination of employment (i) due to death or Disability (as defined in the Company’s long-term disability plan as in effect from time to time), (ii) by the Company without Cause (as defined in the Change in Control Employment Contract to be entered into between you and the Company) or (iii) by you for Good Reason (as defined in the Change in Control Employment Contract), or upon the occurrence of a “Change in Control” (as defined in the Stock Plan), and (c) expire no later than ten years from the Grant Date or, upon your termination of employment, such earlier date as is specified in Section 6 of the Stock Plan, provided that, if your employment is terminated by the Company without Cause or by you for Good Reason, the Initial Option Award will remain exercisable until the earlier of the expiration of the ten year term and the second anniversary of your date of termination of employment. Without regard to whether the Initial Option Award is granted under the Stock Plan, except as otherwise specified herein or in the award agreement, the terms of the Stock Plan shall govern such award. As soon as reasonably practicable after the Grant Date, the Company shall, at its expense, cause the issuance of the shares underlying the Initial Option Award to be registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law, to be freely resold subject to any limitations imposed by applicable law, and the Company shall thereafter maintain the effectiveness of such registration and qualification for so long as you hold the Initial Option Award or any of the shares of common stock that were previously subject to the Initial Option Award, or until such earlier date as such shares of common stock may otherwise be freely sold under applicable law.

8.	Annual Long-Term Incentive Opportunity. You will be eligible to be granted an annual long-term incentive award in an amount and with terms and conditions determined by the Committee, subject to the terms of the Stock Plan or any successor equity incentive plan as in effect from time to time.

9.	Change of Control Severance Protection. Concurrently with executing this letter you will execute a Change of Control Employment Agreement substantially in the form attached as Exhibit A to this letter.

10.	Employee and Fringe Benefits. You will be entitled to employee and fringe benefits on the same basis as those provided from time to time to similarly situated senior executives of the Company.

11.	Company Policies; Regulatory Requirement. You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Company, as each policy is adopted or amended from time to time. By signing this letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position.

12.	Confidentiality. You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by your acts in violation of this letter). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

13.	Representations. You acknowledge and warrant that you are currently free to commence employment with the Company pursuant to the terms of this letter and you are not restricted in any way, including by way of restrictive covenants with prior employers, from fulfilling all of the duties set forth in this letter.

14.	Miscellaneous.

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Entire Agreement; Amendment. This letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein. This letter may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction. In the event such modification has a material adverse impact upon the employment benefits you received under this letter, the Company and you will cooperate diligently and in good faith to amend the terms of this letter to preserve your employment benefits under this letter.

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Severability. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

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Governing Law. This letter will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws. The Company’s obligations hereunder are subject to compliance with any applicable standards and restrictions imposed under law or regulation as in effect from time to time.

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Tax Matters. The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this letter shall comply with the provisions of Section 409A of the Code (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this letter shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

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Dispute Resolution. Any dispute or controversy arising under or in connection with this letter will be settled exclusively by confidential arbitration in Riverhead, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

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Successors. This letter is personal to you and without the prior written consent of the Company will not be assignable by you. This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

•	Headings. The headings in this letter are for convenience of reference only and do not affect the interpretation of this letter.

•	Counterparts. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

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Suffolk Bancorp

4 West Second Street

P. O. Box 9000

Riverhead, New York 11901

If this letter correctly sets forth our agreement, please return a signed copy of this letter to the Company.

We look forward to your leadership.

Sincerely,

Suffolk Bancorp

By:	/s/ Edgar F. Goodale
Name: Edgar F. Goodale
Title: Chairman of the Board of Directors

Accepted and agreed to this 30th day of December, 2011.

/s/ Howard C. Bluver
Howard C. Bluver

Exhibit A

Change of Control Employment Agreement

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